PIPER JAFFRAY
                                                            COMPANIES

                                                    Piper Jaffray Companies Inc.
                                                    222 South Ninth Street
                                                    Minneapolis, MN 55402-3804

Date

Name
Address

Dear ________________:


You should recently have received a proxy statement in the mail requesting your vote for the merger of the American Adjustable Rate Term Trusts into an open-end fund called the Adjustable Rate Mortgage Securities Fund. Your participation in this vote is crucial, as shareholders of at least 2/3 of the shares in each trust must vote "yes" for the merger proposal to pass for that trust.

I have reviewed this merger proposal and believe it to be in shareholders' best interest. Merging each closed-end term trust into one open-end fund would immediately increase the price of your term trust shares because the merger would eliminate the market discounts at which they currently trade. Also, eliminating the term trust structure would give portfolio managers greater investment flexibility which, in the adviser's opinion, may help the fund obtain a higher investment return.

If you'd like to discuss whether retaining or redeeming your shares after the merger is the best alternative for your situation, please call me. Please note that the last item on your ballot form, which asks you to check whether you plan to retain or redeem shares, does NOT commit you to that decision. This question is designed solely to help Piper Jaffray gauge potential redemption levels.

The Question and Answer section at the front of the proxy statement summarizes the reasons for the merger in more detail. Please review it, and the rest of the proxy statement, and call me with any questions.

With kindest regards,


Name
Title

                           Piper Jaffray Inc., fund distributor and NASD member.
                                                                          262-95